Exhibit 99.1

NEWS Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contacts:	Edward C. Milligan	Samuel B. Hay III
	Chairman & CEO	President & COO
	Main Street Banks, Inc.	Main Street Banks, Inc.
	(770) 422-2888	(770) 385-2424

MAIN STREET BANKS REPORTS RECORD FOURTH QUARTER EARNINGS

Earnings Increase 34.5% in the Fourth Quarter;

Net Income $26.7 million for 2003

ATLANTA, GA - January 21, 2004 – Main Street Banks, Inc. (Nasdaq: MSBK) today reported record earnings for the fourth quarter of 2003, continuing seven consecutive years of record earnings performance for the company.

Main Street, Atlanta’s largest and highest performing community banking company reported net income of $7.4 million for the three months ended December 31, 2003 compared to $5.5 million in the fourth quarter of 2002, an increase of 34.5 percent. The 2003 results reflect the acquisition of First Colony Bancshares in May 2003.  Diluted earnings per share for the fourth quarter of 2003 were $0.38 versus $0.34 for the fourth quarter of 2002, an 11.8 percent increase and exceed consensus earnings estimates for the quarter by $0.01.  Return on average assets was 1.52 percent for the fourth quarter of 2003 and return on average shareholder’s equity was 15.0 percent.

Net income for the twelve months ended December 31, 2003 was $26.7 million, a 30.2 percent increase over the $20.5 million reported in the same period of 2002.  Diluted earnings per share for the twelve months ended December 31, 2003 were $1.44 versus $1.27 per share for the twelve months ended December 31, 2002, a 13.4 percent increase.  For the year, return on average assets was 1.57 percent and return on average shareholder’s equity was 15.8 percent.

Operating income for the fourth quarter of 2003 was $7.5 million, up 36.4 percent from the $5.5 million earned in the same period in 2002.  This translates into fourth quarter operating earnings per diluted share of $0.38 versus $0.34 in the same period in 2002, representing an 11.8 percent increase.  Operating income excludes the impact of intangible amortization expense and management believes this basis provides an appropriate measure of business performance for companies who have completed acquisitions and created amortizable intangible assets as a result.

Operating return on average tangible assets for the fourth quarter of 2003 was 1.61 percent and operating return on average tangible equity for the fourth quarter of 2003 was 29.4 percent.

Operating income for the year was $26.9 million, up 30.6 percent from the $20.6 million earned in the comparable twelve months of 2002.  This translates into twelve-month operating earnings per diluted share of $1.45 versus $1.27 in the same period in 2002, up 14.2 percent.

Operating return on average tangible assets for the year was 1.64 percent and operating return on average tangible equity for the year was 25.4 percent.

Chairman and chief executive officer, Edward C. Milligan said, “We continue to be encouraged by the solid operating results produced by Main Street Banks in the fourth quarter of 2003.  Strong, double-digit growth of loans and core deposits continues to drive double-digit growth in net income and earnings per share, which have produced strong shareholder returns for 2003.  In addition, the gain on sale of two former banking facilities allowed us to exceed consensus earnings estimates for the quarter, while also providing the opportunity to support our future growth and investment in new people, products and banking centers.”

Continuation of Strong Loan Growth and Solid Asset Quality

As of December 31, 2003, Main Street Banks’ loans outstanding were $1.443 billion, reflecting an increase of $461 million or 46.9 percent, compared to the same period last year. The First Colony Bancshares acquisition, completed on May 22, 2003, represented $288 million of this increase. Excluding acquisitions, loans outstanding increased 17.6 percent compared to the fourth quarter of 2002.

Annualized net charge-offs increased to 0.24 percent of average loans from 0.19 percent in the third quarter of 2003.  Although non-performing assets increased to 0.68 percent of assets, the company is well-secured in these relationships and expects a reduction in this level for 2004.  In light of its insistence on properly margined collateral and principal guarantees in its lending policies, and due to the strength of the Atlanta economy, management expects stable losses to continue into 2004 as well.  The allowance for loan losses at December 31, 2003 was $21.2 million and represented 1.47 percent of loans outstanding at the end of the period.

Strong Core Deposit Growth

As of December 31, 2003, Main Street Banks’ total deposits were $1.459 billion, reflecting an increase of $330 million, or 29.2 percent, compared to the same period last year. The First Colony Bancshares acquisition represented $282 million of this increase.  Excluding acquisitions, total deposits increased $48 million or 4.3 percent compared to the fourth quarter of 2002.

The bank’s deposit mix continued to improve as transaction deposits, excluding acquisitions, grew 16.9 percent over the same period from December 31, 2002, while reliance on high cost certificates of deposits was reduced through the company’s disciplined pricing structure.  Transaction deposits totaled $762 million at the end of the fourth quarter of 2003 compared to $562 million for the fourth quarter of 2002, an increase of $200 million or 35.6 percent.   Acquisitions accounted for $105 million of this increase.

“Our strong growth in loans and core deposits is a result of our continued focus on meeting the traditional banking needs of small businesses and professionals in our targeted market,” said Milligan.  “We continue to experience strong internal growth of loans and deposits, augmented by new relationships generated by high performing bankers who have joined the Main Street team.”

Net Interest Margin Remains High

Despite the unprecedented interest rate volatility of the past two years, the company’s net interest margin has remained healthy at 4.49 percent for the fourth quarter of 2003.  Though down from 4.88 percent in the comparable period last year, this reduction is primarily the result of the company’s most recent acquisition.  Main Street’s fully taxable equivalent net interest income totaled $19.6 million for the fourth quarter of 2003, an increase of $4.9 million or 33.3 percent, compared to the fourth quarter of 2002.

Noninterest Income Growth Trend Continues

Continuing its recent trend, noninterest income grew at a healthy pace in the fourth quarter of 2003.  The company reported total noninterest income of $6.9 million for the fourth quarter, an increase of 32.7 percent or $1.7 million over the fourth quarter of 2002.  Solid growth in income from SBA lending, deposit service charges, and the sale of certain real estate assets contributed to this increase.

Income on SBA lending totaled $0.4 million for the fourth quarter of 2003, an increase of 300.0 percent or $0.3 million as compared to the fourth quarter of 2002.  This growth resulted from an increased emphasis on SBA lending over the past twelve months and positive market conditions in the Atlanta area.

Deposit Service Charges totaled $2.1 million for the fourth quarter of 2003, an increase of 10.5 percent or $0.2 million compared to the fourth quarter last year.

Income from the sale of certain real estate assets during the fourth quarter of 2003 totaled $853 thousand.  These assets consisted of bank branch buildings that are no longer in use or are being replaced by new, full-service banking centers.

Efficiency Remains Positive

Main Street Bank’s efficiency ratio for the fourth quarter of 2003 was 55.8 percent versus 50.6 percent for the fourth quarter of 2002.  Noninterest expense for the fourth quarter of 2003 was $14.6 million, an increase of 47.5 percent compared to noninterest expense in the fourth quarter of 2002.  A large portion of the $4.7 million increase in noninterest expense is associated with the First Colony Bancshares acquisition, as well as the opening of the company’s Dunwoody and Buckhead Banking Centers and the expansion of its Corporate Services Division.

About Main Street

Main Street Banks, Inc., a $2.0 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 24 banking centers located in eighteen of Georgia’s fastest growing communities.  Main Street is the largest and highest performing community banking company in the greater Atlanta area.

Safe Harbor

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995.  Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements.  Main Street cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of Main Street to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company’s filings with the Securities and Exchange Commission.

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). Main Street Banks’ management uses these non-GAAP measures in their analysis of the Company’s performance. These measures adjust GAAP performance to exclude the effects of the amortization of intangibles in the determination of “cash basis” performance measures. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Main Street’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the operating results of Main Street’s core businesses. These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

For additional information about Main Street Banks, Inc.’s financial performance, products and services, please visit our web site at www.mainstreetbank.com.

To hear a live webcast of Main Street Banks, Inc.’s fourth quarter earnings conference call at 10 a.m. today, please visit our web site at www.mainstreetbank.com.  Replays of the conference call will be available through our web site until 5 p.m. (EST) January 31, 2004.

This press release contains forward-looking statements as defined by federal securities laws.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management.  Actual results could differ materially from current projections.  Please refer to Main Street Banks, Inc.’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Main Street Banks, Inc.’s forward-looking statements.  Main Street Banks, Inc. undertakes no obligation to revise these statements following the date of this press release.

Financial Tables Follow